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                                                                    Exhibit 99.1

                      Allied Healthcare International Inc.
                  Names Sarah L. Eames Chief Executive Officer

NEW YORK--(BUSINESS WIRE)--Jan. 15, 2004--Allied Healthcare International Inc. (AMEX:ADH), a leading international provider of flexible healthcare staffing services, announced today that effective immediately Timothy M. Aitken will retire as chief executive officer while remaining chairman of the company.

Ms. Sarah L. Eames, president and chief operating officer, was promoted to the position.

Mr. Aitken said: "It is seven years to the day since I first joined this company. At that time, the company was in a perilous financial state. Today, it leads its competitors and the results for the last year surely reflect that success. It is an appropriate moment to hand over the day-to-day leadership to an individual, who not only has the talent and experience to take this company forward, but with whom I have worked closely for the past 14 years."

"Sarah Eames' knowledge and experience in the healthcare industry in unsurpassed," continued Mr. Aitken. "And I need hardly add that the recent extraordinary financial performance of Allied owes a great deal to the daily down-to-earth, block-and-tackle approach she takes to the business."

Ms. Eames said, "I look forward to the challenges and opportunities the future holds and to knowing that the advice and support I have had in the past from Timothy Aitken will still be very much available."

"On behalf of the Board of Directors, I extend thanks and appreciation for Tim Aitken's seven years of dedicated service to Allied Healthcare International Inc. Tim's vision led to a successful redirection of Allied to the healthcare staffing business, which was accomplished despite a turbulent business environment. Tim has left the role of chief executive officer with Allied well positioned for future growth," said Scott A. Shay, director and representative of Hyperion Partners, the company's largest shareholder.

Shay further stated: "The board applauds the promotion of Sarah Eames to chief executive officer. Sarah brings her deep knowledge of the healthcare business plus six years of experience with Allied having served as executive vice president, president and chief operating officer during her tenure with the company."

New York-based Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, including those contained in the Company's filings with the Securities and Exchange Commission, which may cause actual results in future periods or plans for future periods to differ materially from thosedescribed herein as anticipated, believed or estimated.

CONTACT: Allied Healthcare International Inc.
         Charles Murphy, 212-750-0064
         charlesmurphy@alliedhealthcare.com